Exhibit 3.1

ARTICLES OF INCORPORATION
(PURSUANT TO NRS CHAPTER 78)

Filed in the office of Ross Miller, Secretary of State, State of Nevada, Document Number 20120748108-03.  Filing Date and Time: 11/01/2012 11:19 AM, Entity Number E0569812012-1

1.	Name of Corporation: CLORACKS CORPORATION

2.	Registered Agent for Service of Process: Noncommercial Registered Agent: Maria Luisa Dayson, 4355 S. Cameron St Ste B, Las Vegas, NEVADA 89103.

3.	Authorized Stock: Number of Shares with par value: 1,000,000,000. Par value per share: $0.01. Number of shares without par value: 0

4.	Names and Addresses of the Board of Directors / Trustees: 1. Roberto Morales, 4355 S. Cameron St Ste B, Las Vegas, NV 89103. 2. Raul A. Mansueto, 4355 S. Cameron St. Ste B, Las Vegas, NV 89103

5.	Purpose: To manufacture, sell market and distribute commercial dishwasher trays and other plastic products.

6.	Name, Address and Signature of Incorporator: X/s/ Roberto T. Morelos, 4355 S Cameron St Ste B, Las Vegas, NV 89103

7.	Certificate of Acceptance of Appointment of Registered Agent: I hereby accept appointment as Registered Agent for the above named Entity: /s/ Maria Luisa Dayson.

Date: 10-31-12